SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2002

TCSI CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Nevada	0-19377	68-0140975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1080 Marina Village Parkway, Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

(510) 749-8500
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Item 5. Other Events.

On November 12, 2002, TCSI Corporation, a Nevada corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rocket Software, Inc., a Massachusetts corporation (“Rocket” or “Parent”), and Rocket Acquisition Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Sub”). Pursuant to the Merger Agreement, and subject to the conditions thereof, Sub will commence a cash tender offer (the “Offer”) for all of the Company’s outstanding shares of common stock, par value $0.10 per share, at a purchase price of $0.52 per share. As soon as practicable after the consummation of the Offer, Sub will merge with and into the Company (the “Merger”), and the Company will become a wholly owned subsidiary of Rocket. In the Merger, the remaining stockholders of the Company will become entitled to receive the per share consideration paid in the Offer.

The obligation of Sub to accept for payment and pay for the shares tendered in connection with the Offer is subject to a number of conditions described in the Merger Agreement including that at least 90% of the outstanding shares be validly tendered and not withdrawn in the Offer. In the even that more than 50% and less than 90% of the shares then outstanding are tendered and not withdrawn in connection with the Offer, Sub will, under certain circumstances described in the Merger Agreement, reduce the number of shares subject to the Offer to a number equal to 50.1% of the shares then outstanding.

On November 12, 2002, the Company and Rocket issued a press release announcing the execution of the Merger Agreement under which Rocket will acquire the Company. The Merger Agreement and the press release are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference in their entirety. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1
Agreement and Plan of Merger, dated November 12, 2002, by and among Rocket Software, Inc., a Massachusetts corporation (“Parent”), Rocket Acquisition Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent, and TCSI Corporation, a Nevada corporation.

99.2	Press Release dated November 12, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCSI CORPORATION

By:	/s/ Kenneth E. Elmer
Kenneth E. Elmer President, Chief Executive Officer and Chief Financial Officer

Dated: November 14, 2002

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EXHIBIT INDEX

Exhibit No.	Description

99.1
Agreement and Plan of Merger, dated November 12, 2002, by and among Rocket Software, Inc., a Massachusetts corporation (“Parent”), Rocket Acquisition Sub, Inc., a Nevada corporation and wholly owned subsidiary of Parent, and TCSI Corporation, a Nevada corporation.

99.2	Press Release dated November 12, 2002.

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